CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
4.300% Internotes® Due May 15, 2012	$59,878,000	$2,353.21
5.250% Internotes® Due May 15, 2018	$38,087,000	$1,496.82

Filed Under Rule 424(b)(3), Registration Statement No. 333-132807
Pricing Supplement Number 232 Dated May 12, 2008
(To: Prospectus Dated March 29, 2006, as supplemented by Prospectus Supplement Dated March 29, 2006)

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RX92	100%	0.750%	FIXED	4.300%	SEMI-ANNUAL	05/15/2012	11/15/2008	$21.50	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RY26	100%	1.500%	FIXED	5.250%	SEMI-ANNUAL	05/15/2018	11/15/2008	$26.25	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

General Electric Capital Corporation	Offering Dates: May 05, 2008 through May 12, 2008
Trade Date: May 12, 2008 @12:00 PM ET
Settle Date: May 15, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Banc of America Securities LLC, Incapital LLC, Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley, UBS Securities LLC, Wachovia Securities LLC, Wachovia Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, Incapital Holdings LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital Holdings LLC at 1-312-379-3755 or Investor Communications of the issuer at 1-203-357-3950.

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved.

General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated March 29, 2006